               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 Honeywell International Inc.
..................................................................
       (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                                                [Honeywell Logo]

                                           June 14, 2002

To Our Shareowners:

    You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:00 a.m. on Monday, July 29, 2002 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

    The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. We will also take the opportunity to review our past business results and our outlook for the future.

    YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Most shareowners will also have the option of voting via the Internet or by telephone. Specific instructions on how to vote via the Internet or by telephone are included on the proxy card.

    A map and directions to Honeywell's headquarters appear at the end of the proxy statement.

Sincerely,

LAWRENCE A. BOSSIDY                          DAVID M. COTE


LAWRENCE A. BOSSIDY                          DAVID M. COTE
Chairman                                     President, Chief Executive Officer
                                             and Chairman-Elect

Table of Contents                                             Page
------------------------------------------------------------------

NOTICE OF MEETING...........................................    1

PROXY STATEMENT.............................................    2

VOTING PROCEDURES...........................................    2

ATTENDANCE AT THE ANNUAL MEETING............................    3

BOARD MEETINGS -- COMMITTEES OF THE BOARD...................    3

ELECTION OF DIRECTORS.......................................    5

DIRECTOR COMPENSATION.......................................   10

APPROVAL OF INDEPENDENT ACCOUNTANTS.........................   11

AUDIT COMMITTEE REPORT......................................   12

AUDIT COMMITTEE CHARTER.....................................   13

STOCK OWNERSHIP INFORMATION.................................   14

EXECUTIVE COMPENSATION......................................   15

SHAREOWNER PROPOSALS........................................   22

OTHER INFORMATION...........................................   27

    Shareowner Proposals for 2003 Annual Meeting............   27

    Director Nominations....................................   27

    Expenses of Solicitation................................   27

DIRECTIONS TO COMPANY HEADQUARTERS......................Back Cover


-------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

    If you are a shareowner of record or a participant in a Honeywell savings plan, you can vote your shares via the Internet or by telephone by following the instructions on your proxy card. If you hold your shares through a bank or broker, you will be able to vote via the Internet or by telephone if your bank or broker offers these options. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope.
-------------------------------------------------------------------------------

                                                                [Honeywell Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

    The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, July 29, 2002 at 10:00 a.m. local time, at Honeywell's headquarters, 101 Columbia Road, Morris Township, New Jersey to consider and vote on the following matters described in the accompanying proxy statement:

     Election of five directors;

     Appointment of PricewaterhouseCoopers LLP as independent accountants for 2002;

     Three shareowner proposals described on pages 22 through 26 in the accompanying Proxy Statement; and

to transact any other business that may properly come before the meeting.

    The Board of Directors has determined that shareowners of record at the close of business on May 31, 2002 are entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          Victor P. Patrick

                                          Victor P. Patrick
                                          Vice President and Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

June 14, 2002

                                PROXY STATEMENT

    This Proxy Statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners to be held on Monday, July 29, 2002.

                               VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

    Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible. Your prompt voting via the Internet, telephone or mail may save us the expense of a second mailing.

METHODS OF VOTING

     All shareowners may vote by mail.

     Shareowners of record, as well as shareowners who hold shares in Honeywell savings plans, can vote via the Internet or by telephone.

     Shareowners who hold their shares through a bank or broker can vote via the Internet or by telephone if the bank or broker offers these options.

Please see your proxy card for specific voting instructions.

REVOKING YOUR PROXY

    Whether you vote by mail, telephone or via the Internet, you may later revoke your proxy by:

     sending a written statement to that effect to the Secretary of Honeywell;

     submitting a properly signed proxy with a later date;

     voting by telephone or via the Internet at a later time; or

     voting in person at the Annual Meeting (except for shares held in the savings plans).

VOTE REQUIRED

    The vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for election as a director.

    The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposals 2 through 5 is required for approval.

ABSTENTIONS AND BROKER NON-VOTES

    Abstentions are not counted as votes 'for' or 'against' a proposal, but are counted in determining the number of shares present or represented on a proposal. Therefore, since approval of Proposals 2 through 5 requires the affirmative vote of a majority of the shares of Common Stock present or represented, abstentions have the same effect as a vote 'against' those proposals. New York Stock Exchange rules prohibit brokers from voting on Proposals 3 through 5 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such 'broker non-votes' will not be counted as voted or as present or represented on those proposals.

OTHER BUSINESS

    The persons named as proxies in the accompanying proxy card intend to vote against proposals which Honeywell has received from shareowners who did not submit them for inclusion in the Proxy Statement, but have given notice that they may seek to present them at the Annual Meeting. Such proposals are: a proposal on 'Company policy that auditors not perform any work for the company in addition to auditing,' and a proposal on 'Company policy to name annually the directors who have philanthropic links to the company and the latest annual sum.' The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

    It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner's request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

SHARES OUTSTANDING

    At the close of business on March 31, 2002, there were approximately 817,610,376 shares of Honeywell common stock outstanding. Each share outstanding as of the May 31, 2002 record date is entitled to one vote.

                        ATTENDANCE AT THE ANNUAL MEETING

    If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote by telephone or via the Internet. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

                   BOARD MEETINGS -- COMMITTEES OF THE BOARD

    The Board of Directors held eight regular meetings and three special meetings during 2001. The average attendance at meetings of the Board and Board Committees during 2001 was 94%.

    The Board currently has the following committees: Audit; Corporate Governance; Corporate Responsibility; Management Development and Compensation and Retirement Plans. Membership and principal responsibilities of the Board committees are described below.

AUDIT COMMITTEE

    The members of the Audit Committee are:

     Russell E. Palmer (Chair)

     Hans W. Becherer

     Marshall N. Carter

     Ann M. Fudge

     James J. Howard

     John R. Stafford

     Michael W. Wright

    The Audit Committee met six times in 2001. The primary functions of this Committee are to: recommend the firm to be appointed as independent accountants to audit our financial statements and to perform services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants our interim and year-end operating results; consider the adequacy of the internal accounting and auditing procedures of Honeywell; and consider the accountants' independence. At each meeting Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent auditors, and with the Director of Honeywell's Corporate Audit Department.

CORPORATE GOVERNANCE COMMITTEE

    The members of the Corporate Governance Committee are:

     Bruce Karatz (Chair)

     Hans W. Becherer

     Jaime Chico Pardo

     Robert P. Luciano

     Russell E. Palmer

     Ivan G. Seidenberg

     Michael W. Wright

    The Corporate Governance Committee met two times in 2001. The primary functions of this Committee are to: review policies and make recommendations to the Board, as appropriate, concerning the size and composition of the Board; the qualifications and criteria for election to the Board, and procedures for shareowner nomination of candidates for the Board; retirement from the Board; compensation and benefits of non-employee directors; and to review periodically the overall effectiveness of the Board. The Corporate Governance Committee of the Board of Directors will consider qualified nominees for director recommended by shareowners. Recommendations should be submitted in writing to the attention of the Vice President and Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

CORPORATE RESPONSIBILITY COMMITTEE

    The members of the Corporate Responsibility Committee are:

     Ann M. Fudge (Chair)

     Gordon M. Bethune

     Marshall N. Carter

     James J. Howard

    The Corporate Responsibility Committee met one time in 2001. The primary function of this Committee is to review the policies and programs that are designed to assure Honeywell's compliance with legal and ethical standards and that affect its role as a responsible corporate citizen, including those relating to human resources issues such as equal employment opportunity, to health, safety and environmental matters and to proper business practices.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

    The members of the Management Development and Compensation Committee are:

     Robert P. Luciano (Chair)

     Hans W. Becherer

     Gordon M. Bethune

     Bruce Karatz

     Ivan G. Seidenberg

     John R. Stafford

    The Management Development and Compensation Committee met eight times in 2001. The primary functions of this Committee are to: review and recommend the compensation arrangements for officers; approve compensation arrangements for other senior level employees; consider matters related to management development and succession and recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries.

RETIREMENT PLANS COMMITTEE

    The members of the Retirement Plans Committee are:

     Michael W. Wright (Chair)

     Jaime Chico Pardo

     Ann M. Fudge

     Robert P. Luciano

     Russell E. Palmer

     John R. Stafford

    The Retirement Plans Committee met two times in 2001. The primary responsibilities of this Committee are to: appoint the trustees for funds under the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; set investment policy for fund assets; and oversee and appoint members of other committees investing fund assets.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES

    Honeywell's Board of Directors is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. The Board has nominated five candidates for election as directors for a term ending at the 2005 Annual Meeting.

    All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or Internet will be voted for the election of such other person as may be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors pursuant to the By-laws. Mr. Lawrence A. Bossidy, our current Chairman, is expected to retire on June 30, 2002, prior to the Annual Meeting, at which time Mr. David M. Cote will become Chairman.

    Certain information regarding each nominee and each director continuing in office after the Annual Meeting is set forth below.

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2005
                -----------------------------------------------

[Photo]               MARSHALL N. CARTER, Senior Fellow at the Center for Business and
                      Government, John F. Kennedy School of Government, Harvard University

                      Mr. Carter assumed his current position in January 2001 upon his retirement from
                      State Street Corporation. He joined State Street Corporation and its principal subsidiary, State Street Bank and Trust Company, as President and Chief Operating
                      Officer in 1991. He became Chief Executive Officer in 1992 and Chairman of the
                      Board in 1993. State Street is a provider of services to institutional investors worldwide. Prior to joining State Street, Mr. Carter was with Chase Manhattan Bank for 15 years, and before that he served as an officer in the U.S. Marine Corps.

                      Director since 1999                       Age 62
                      ----------------------------------------------------------------------------------

[Photo]               DAVID M. COTE, President and Chief Executive Officer of Honeywell
                      International Inc.

                      Mr. Cote has been President and Chief Executive Officer since February 2002.
                      He will also become Chairman upon Mr. Bossidy's retirement, expected
                      June 30, 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August
                      2001 to February 2002. From February 2001 to July 2001, he served as
                      President and Chief Executive Officer and from November 1999 to January 2001 he served as President and Chief Operating Officer of TRW. Mr. Cote was
                      Senior Vice President of General Electric Company and President and Chief
                      Executive Officer of GE Appliances from June 1996 to November 1999.

                      Director since 2002                    Age 49
                      ----------------------------------------------------------------------------

[Photo]               ROBERT P. LUCIANO, Chairman Emeritus of Schering-Plough Corporation

                      Mr. Luciano joined Schering-Plough Corporation, a manufacturer and marketer of pharmaceuticals and consumer products, in 1978. He served as President from 1980 to 1986, Chief Executive Officer from 1982 through 1995, and
                      Chairman of the Board from 1984 through October 1998. He became Chairman
                      Emeritus in October 1999. He is a director of Merrill Lynch & Co.

                      Director since 1989                    Age 68
                      ----------------------------------------------------------------------------

[Photo]               JOHN R. STAFFORD, Chairman of the Board of Wyeth (formerly known as American
                      Home Products Corporation)

                      Mr. Stafford has held a number of positions with Wyeth, a manufacturer of pharmaceutical, health care and animal health products, since joining that company in 1970. He served as General Counsel, Vice President, Senior Vice
                      President and Executive Vice President before becoming President in 1981, an office he held until 1990 and which he resumed in early 1994. Mr. Stafford was elected Chairman of the Board and Chief Executive Officer in 1986 and
                      assumed his current post in May 2001. He is also a director of J.P. Morgan
                      Chase & Co. and Verizon Communications Inc.

                      Director since 1993                    Age 64
                      ----------------------------------------------------------------------------

[Photo]               MICHAEL W. WRIGHT, Retired Chairman, President and Chief Executive Officer
                      of the Board of SUPERVALU INC.

                      Mr. Wright was elected President and Chief Operating Officer of SUPERVALU
                      INC., a food distributor and retailer, in 1978, Chief Executive Officer in
                      1981, and Chairman of the Board in 1982. He retired as President and CEO in
                      June 2001, and as Chairman in May 2002. He joined SUPERVALU INC. as Senior
                      Vice President of Administration and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey &
                      Whitney. Mr. Wright is also a director of Canadian Pacific Railway Limited,
                      Cargill, Inc., S.C. Johnson & Son, Inc. and Wells Fargo & Company. He was a
                      director of Honeywell Inc. from April 1987 to December 1999.

                      Director since 1999                    Age 64
                      ----------------------------------------------------------------------------

                INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2003
                ------------------------------------------------------------------

[Photo]               HANS W. BECHERER, Former Chairman and Chief Executive Officer of Deere &
                      Company

                      Mr. Becherer began his business career with Deere & Company, a manufacturer of mobile power machinery and a supplier of financial services, in 1962.
                      After serving in a variety of managerial and executive positions, he became a director of Deere in 1986 and was elected President and Chief Operating
                      Officer in 1987, President and Chief Executive Officer in 1989 and Chairman
                      and Chief Executive Officer in 1990 until his retirement in 2000. He is also a director of J.P. Morgan Chase & Co. and Schering-Plough Corporation.

                      Director since 1991                    Age 67
                      ----------------------------------------------------------------------------

[Photo]               GORDON M. BETHUNE, Chairman of the Board and Chief Executive Officer of
                      Continental Airlines, Inc.

                      Mr. Bethune joined Continental Airlines, an international commercial airline company, in February 1994 as President and Chief Operating Officer. He was
                      elected President and Chief Executive Officer in November 1994 and Chairman
                      of the Board and Chief Executive Officer in 1996. From 1988 to 1994, Mr.
                      Bethune served as vice president and general manager of various divisions of
                      The Boeing Company, a manufacturer of commercial jetliners and military aircraft, and he served most recently as vice president and general manager of the Renton Division of the Commercial Airplane Group at Boeing. Prior to
                      1988, Mr. Bethune was senior vice president of operations for Piedmont
                      Airlines, and he held senior management positions as vice president of engineering and maintenance at Western Air Lines, Inc. and at Braniff
                      Airlines. Mr. Bethune is also a director of ANC Corp. He was a director of
                      Honeywell Inc. from April 1999 to December 1999.

                      Director since 1999                    Age 60
                      ----------------------------------------------------------------------------

[Photo]               JAIME CHICO PARDO, Vice Chairman and Chief Executive Officer of Telefonos de
                      Mexico, S.A. de C.V. (TELMEX)

                      Mr. Chico Pardo joined TELMEX, a telecommunications company based in Mexico
                      City, as its Chief Executive Officer in 1995. From 1993 to 1995, Mr. Chico
                      Pardo was President and Chief Executive Officer of Grupo Condumex, S.A. de
                      C.V., a manufacturer of products for the construction, automobile and telecommunications industries. Prior to 1993, Mr. Chico Pardo was President and Chief Executive Officer of Euzkadi/General Tire de Mexico, a
                      manufacturer of automotive and truck tires. Mr. Chico Pardo is also
                      Vice-Chairman of Carso Global Telecom and a director of America Movil and
                      Grupo Carso. He was a director of Honeywell Inc. from September 1998 to
                      December 1999.

                      Director since 1999                    Age 52
                      ----------------------------------------------------------------------------

[Photo]               ANN M. FUDGE, Former President of Kraft's Beverages, Desserts & Post
                      Divisions and Group Vice President of Kraft Foods, Inc.

                      Ms. Fudge joined General Foods USA in 1986 and held several planning and marketing positions before being appointed Executive Vice President and
                      General Manager of the Dinners and Enhancers Division in 1991. In 1994, she
                      was named President of Kraft General Foods' Maxwell House Coffee Company. In
                      1995, Ms. Fudge assumed the position of Executive Vice President of Kraft
                      Foods, Inc. while continuing to head the Maxwell House Coffee Division as
                      General Manager. She became President of Kraft's Maxwell House and Post
                      Division in 1997, a position she held until February 2001. Ms. Fudge is a director of General Electric Company, Marriott International and the Federal
                      Reserve Bank of New York.

                      Director since 1993                    Age 51
                      ----------------------------------------------------------------------------

                INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2004
                ------------------------------------------------------------------

[Photo]               JAMES J. HOWARD, Chairman Emeritus of Xcel Energy Inc.

                      Mr. Howard was Chairman of the Board of Xcel Energy Inc., an energy company, from August 2000 until August 2001. He was Chairman and Chief Executive
                      Officer of Northern States Power since 1988, and President since 1994. Prior to 1987, Mr. Howard was President and Chief Operating Officer of Ameritech
                      Corporation. Mr. Howard is also a director of Ecolab, Inc., NRG Energy, Inc.
                      and Walgreen Company. He was a director of Honeywell Inc. from July 1990 to
                      December 1999.

                      Director since 1999                    Age 66
                      ----------------------------------------------------------------------------

[Photo]               BRUCE KARATZ, Chairman of the Board and Chief Executive Officer of KB Home

                      Mr. Karatz was elected Chief Executive Officer of KB Home, an international residential and commercial builder, in 1986, and Chairman of the Board in
                      1993. Mr. Karatz is also a director of Edison International, The Kroger Co.,
                      Avery Dennison Corporation and National Golf Properties, Inc. He was a
                      director of Honeywell Inc. from July 1992 to December 1999.

                      Director since 1999                    Age 56
                      ----------------------------------------------------------------------------

[Photo]               RUSSELL E. PALMER, Chairman and Chief Executive Officer of the Palmer Group

                      Mr. Palmer established The Palmer Group, a private investment firm, in 1990, after serving seven years as Dean of The Wharton School of the University of
                      Pennsylvania. He previously served as Managing Director and Chief Executive
                      Officer of Touche Ross International and Managing Partner and Chief
                      Executive Officer of Touche Ross & Co. (USA) (now Deloitte and Touche). He
                      is a director of The May Department Stores Company, Safeguard Scientifics,
                      Inc. and Verizon Communications Inc.

                      Director since 1987                    Age 67
                      ----------------------------------------------------------------------------

[Photo]               IVAN G. SEIDENBERG, President and Chief Executive Officer of Verizon
                      Communications Inc.

                      Mr. Seidenberg assumed his current position with Verizon Communications, a telecommunications and information services provider, in April 2002. Mr.
                      Seidenberg was President and Co-Chief Executive Officer from June 2000, when
                      Bell Atlantic Corporation and GTE Corporation merged and Verizon
                      Communications Inc. was created. He served as Chairman and Chief Executive
                      Officer of Bell Atlantic from 1999 to June 2000, Vice Chairman, President and Chief Executive Officer from June 1998 to 1999, and Vice Chairman,
                      President and Chief Operating Officer following the merger of NYNEX
                      Corporation and Bell Atlantic in 1997. He joined NYNEX in 1983 and served in several senior management positions before becoming a director and Vice
                      Chairman of the Board in 1991, President and Chief Operating Officer in
                      1994, and Chairman and Chief Executive Officer in 1995. He is also a director of Boston Properties, Inc., CVS Corporation, Viacom Inc. and Wyeth.

                      Director since 1995                    Age 55
                      ----------------------------------------------------------------------------

                             DIRECTOR COMPENSATION

    Directors who are employees of Honeywell receive no compensation for service on the Board. Each non-employee director receives an annual Board retainer of $65,000, of which $20,000 is automatically credited to the director's account in the Deferred Compensation Plan for Non-Employee Directors in the form of common stock equivalents (which are only payable after termination of Board service). They also receive a fee of $2,000 for Board meetings attended on any day (11 during 2001), an annual retainer of $7,000 for each Board Committee served, and an additional Committee Chair retainer of $5,000 for the Audit and Management Development and Compensation Committees and $3,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business which occurs apart from a Board meeting. Non-employee directors are also provided with $350,000 in business travel accident insurance and are eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents.

    Directors may elect to defer, until a specified calendar year or retirement from the Board, all or any portion of their annual retainers and fees that are not automatically deferred and to have such compensation credited to their account in the Deferred Compensation Plan. Amounts credited either accrue interest (10 percent for 2002) or are valued as if invested in common stock equivalents or one of the other funds available to participants in our savings plan. Amounts deferred in a common stock account earn amounts equivalent to dividends. Upon a change of control, a director will be entitled to a lump-sum payment of all deferred amounts.

    Under the Stock Plan for Non-Employee Directors, each new director receives a one-time grant of 3,000 shares of common stock, which are subject to transfer restrictions until the director's service terminates with the consent of a majority of the Board, provided termination occurs at or after age 65. During the restricted period, the director has the right to receive dividends on and the right to vote the shares. At the end of the restricted period, a director is entitled to one-fifth of the shares granted for each year of service (up to five). However, the shares will be forfeited if the director's service terminates (other than for death or disability) prior to the end of the restricted period. The Plan also provides for an annual grant to each director of options to purchase 2,000 shares of common stock at the fair market value on the date of grant. Option grants vest in cumulative installments of 40 percent on April 1 of the year following the grant date and an additional 30 percent on April 1 of each of the next two years. These options also become fully vested at the earliest of the director's retirement from the board at or after age 70, death, or disability.

                 ITEM 2 -- APPROVAL OF INDEPENDENT ACCOUNTANTS

    Upon the recommendation of the Audit Committee, which is composed entirely of independent directors, the Board of Directors has appointed PricewaterhouseCoopers LLP ('PwC') as independent accountants for the Company to audit its consolidated financial statements for 2002 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the Securities and Exchange Commission and consultation in connection with various accounting and financial reporting matters. PwC provided audit and other services during 2001 for fees totaling $23.0 million. This included the following fees:

        Audit Fees: $5.4 million for the annual audit of the Company's consolidated financial statements and quarterly reviews of interim financial statements in the Company's Form 10-Q reports;

        Financial Information Systems Design and Implementation Fees: $0;

        All Other Fees: $8.1 million for tax services; $9.1 million for audit-related services primarily associated with the Company's mergers and acquisitions activity and various international regulatory filings; and $0.4 million for all other services.

    In accordance with its Charter, the Audit Committee reviews with PwC whether the non-audit services provided by them are compatible with maintaining their independence.

    The Board has directed that the appointment of PwC be submitted to the shareowners for approval. If the shareowners do not approve, the Audit Committee and the Board will reconsider the appointment.

    Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he desires to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                             AUDIT COMMITTEE REPORT

    The Audit Committee of the Honeywell International Board of Directors (the Committee) is composed of independent directors and operates under a written charter adopted by the Board of Directors (See page 13).

    Management is responsible for the Company's internal controls and preparing the Company's consolidated financial statements. The Company's independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and recommending to the Board of Directors, subject to shareowner ratification, the selection of the Company's independent accountants. As stated above and in the Committee's charter, the Committee's responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell's financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to them and on representations made by management and the independent auditors.

    The Committee reviewed and discussed the Company's consolidated financial statements for the year ended December 31, 2001 with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees.

    The Company's independent accountants provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants their independence.

    Based on the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Russell E. Palmer, Chairman
Hans W. Becherer
Marshall N. Carter
Ann M. Fudge
James J. Howard
John R. Stafford
Michael W. Wright

                            AUDIT COMMITTEE CHARTER

    The Committee shall review this Charter on an annual basis and recommend any changes to the Board for approval.

I. COMPOSITION

    The Committee shall be composed of three or more members of the Board of Directors who meet the independence and financial expertise requirements of the New York Stock Exchange.

    The members of the Committee shall be elected by the Board at the recommendation of the Corporate Governance Committee. If an Audit Committee Chair is not designated or present, the members may designate a Chair by majority vote.

II. MEETINGS

    The Committee shall meet at least four times each fiscal year. The Committee shall meet at least annually with management, the chief internal auditor and the independent auditors in separate executive sessions.

III. RESPONSIBILITIES

    The Committee shall provide assistance to the Board of Directors in fulfilling its responsibilities relating to the Company's accounting and financial reporting practices and internal control system.

    The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

    The following shall be the primary activities of the Committee in carrying out its oversight responsibilities. The Committee may, from time to time, alter its procedures as appropriate given the circumstances and shall perform such other functions as may be assigned to it by law, the Company's charter, the By-laws or by the Board.

        1. Review the results of each external audit of the Company's financial statements, including any certification, report, opinion or review rendered by the independent auditor in connection with the financial statements.

        2. Review other matters related to the conduct of the audit which are communicated to the Committee under generally accepted auditing standards.

        3. Based on the review and discussions under 1 and 2 above, the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Company's Annual Report on Form 10-K and prepare the Committee report to be included in the Company's proxy statement in accordance with Securities and Exchange Commission rules.

        4. Review with management and the independent auditors, prior to the filing thereof, the Company's interim financial results to be included in the Form 10-Q and the matters required to be communicated to the Audit Committee under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for purposes of the interim review.

        5. Recommend to the Board the firm to be engaged as the Company's independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

        6. Approve the fees to be paid to the independent auditor, evaluate the firm's performance and, if appropriate, recommend its discharge.

        7. Receive from the independent auditor annually a formal written statement delineating the relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1. The Committee shall discuss with the auditor the scope of any disclosed relationships and their impact or potential impact on the auditor's independence and objectivity, and recommend that the full Board take appropriate action to satisfy itself of the auditor's independence.

        8. Review reports of the independent auditor and the chief internal auditor related to the adequacy of the Company's internal accounting controls, including any management letters and management's responses to recommendations made by the independent auditor or the chief internal auditor.

        9. Consider, in consultation with the independent auditor and the chief internal auditor, the scope and plan of forthcoming external and internal audits, the involvement of the internal auditors in the audit examination, and the independent auditor's responsibility under generally accepted auditing standards.

        10. The Committee shall have the power to inquire into any financial matters not set forth above, and shall perform such other functions as may be assigned to it by law, or the Company's charter or By-laws, or by the Board.

                          STOCK OWNERSHIP INFORMATION

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

    The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and executive officers. To the best of Honeywell's knowledge, all of the filings for our executive officers and directors were made on a timely basis in 2001 except that the ownership of 421 shares by Larry E. Kittelberger, Senior Vice President Administration and Chief Information Officer, was reported after the filing deadline.

FIVE PERCENT OWNERS OF COMPANY STOCK

    The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Honeywell common Stock as of March 31, 2002.

                                                                          PERCENT OF
                                                                            COMMON
                                                            NUMBER          STOCK
NAME AND COMPLETE MAILING ADDRESS                          OF SHARES     OUTSTANDING
---------------------------------                          ---------     -----------
State Street Bank and Trust Company(1) ................  89,705,304(2)       11.0
  225 Franklin Street, Boston, MA 02101
Capital Research and Management Company ...............  47,698,600(3)        5.8
  333 South Hope Street, Los Angeles, CA 90071

---------
(1) State Street holds 8.5% of our outstanding common stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

(2) State Street has sole voting power in respect of 17,940,269 shares; shared voting power in respect of 70,123,654 shares; sole dispositive power in respect of 19,608,295 shares; and shared dispositive power in respect of 70,097,009 shares. State Street disclaims beneficial ownership of all of the shares listed above.

(3) Capital has sole voting power in respect of 0 shares; shared voting power in respect of 0 shares; sole dispositive power in respect of 47,698,600 shares; and shared dispositive power in respect of 0 shares. Capital disclaims beneficial ownership of all of the shares listed above.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    In general, 'beneficial ownership' includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. On March 31, 2002, the directors and executive officers of Honeywell beneficially owned, in the aggregate, 7,097,223 shares of common stock which are included in the table below. Directors and executive officers also have interests in stock-based units under Honeywell's plans. While these units may not be voted or transferred, we have included them in the table below as they represent the total economic interest of the directors and executive officers in Honeywell stock.

                                                           NUMBER OF
      NAME                                              SHARES(1)(2)(3)
      ----                                              ---------------
Hans W. Becherer......................................        38,729
Gordon M. Bethune.....................................         7,965
Michael R. Bonsignore.................................     2,101,333
Lawrence A. Bossidy...................................     1,591,762
Marshall N. Carter....................................        27,323
Jaime Chico Pardo.....................................        11,328
David M. Cote.........................................       386,698
Ann M. Fudge..........................................        23,097
James J. Howard.......................................        41,177
Dr. Barry C. Johnson..................................       132,940
Robert D. Johnson.....................................       352,270
Bruce Karatz..........................................        34,858
Peter M. Kreindler....................................       502,515
Robert M. Luciano.....................................        38,318
Russell E. Palmer.....................................        23,054
Ivan G. Seidenberg....................................        25,921
John R. Stafford......................................        48,071
Richard F. Wallman....................................       732,978
Michael W. Wright.....................................        52,123

---------

(1) The total beneficial ownership for any individual is less than 0.3 percent, and the total for the group is less than 0.9 percent, of the shares of common stock outstanding.

(2) Includes the following number of shares or share-equivalents in deferred accounts, as to which no voting or investment power exists: Mr. Becherer, 18,529; Mr. Bethune, 2,765; Mr. Bonsignore, 14,472; Mr. Bossidy, 19,411; Mr.
    Carter, 5,123; Mr. Chico Pardo, 6,128; Ms. Fudge, 2,897; Mr. Howard, 31,181; Dr. B. Johnson, 328; Mr. R. Johnson, 1,195, Mr. Karatz, 23,267; Mr. Kreindler, 22,495; Mr. Luciano, 6,118; Mr. Palmer, 5,854; Mr. Seidenberg, 10,721; Mr. Stafford, 11,871; Mr. Wallman, 72,448; Mr. Wright, 41,673; and
    all directors and executive officers as a group, 320,262.

(3) Includes shares which the following have the right to acquire within 60 days through the exercise of vested stock options: Mr. Becherer, 14,200; Mr. Bethune, 2,200; Mr. Bonsignore, 1,883,194; Mr. Bossidy, 1,500,000; Mr.
    Carter, 4,200; Mr. Chico Pardo, 2,200; Ms. Fudge, 14,200; Mr. Howard, 2,200; Dr. B. Johnson, 132,000; Mr. R. Johnson, 340,000; Mr. Karatz, 2,200; Mr.
    Kreindler, 477,500; Mr. Luciano, 14,200; Mr. Palmer, 10,200; Mr. Seidenberg, 12,200; Mr. Stafford, 14,200; Mr. Wallman, 657,750; Mr. Wright, 2,200; and
    all directors and executive officers as a group, 6,331,442.

                        REPORT ON EXECUTIVE COMPENSATION

    The Management Development and Compensation Committee of the Board of Directors, subject to the approval of the Board of Directors, determines the compensation of Honeywell's executive officers and oversees the administration of executive compensation programs. The Committee is composed entirely of independent directors.

EXECUTIVE COMPENSATION POLICIES AND PROGRAMS

    Honeywell's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareowner returns by achieving aggressive goals. The programs link each executive's compensation directly to Honeywell's performance. A significant portion of each executive's compensation is dependent upon stock price appreciation and meeting financial goals and other individual performance objectives.

    Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareowner value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs of the Company. With Board authorization, the Committee approves salary actions and determines the amount of annual bonus and the number and amount of long-term awards for officers.

    Honeywell intends to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment. Accordingly, compensation paid under Honeywell's stock plan and incentive compensation plan is generally deductible although certain compensation paid to some executives may not be deductible.

COMPONENTS OF COMPENSATION

    There are three basic components to Honeywell's 'pay for performance' system: base pay; annual incentive bonus; and long-term incentive compensation (primarily stock options). Each component is addressed in the context of competitive conditions. In determining competitive compensation levels, Honeywell analyzes information from several independent compensation surveys, which include information regarding large industrial and other companies that compete with us for executive talent.

    Base Pay. Base pay is designed to be competitive within 20% above or below median salary levels at other large companies for equivalent positions. The executive's actual salary relative to this competitive framework varies based on individual performance and the individual's skills, experience and background.

    Annual Incentive Bonus. Award levels, like the base salary levels, are set with reference to competitive conditions and are intended to motivate the executives by providing substantial bonus payments for the achievement of aggressive goals. The actual amounts paid for 2001 were determined by performance based on two factors: first, financial performance, which was measured against objectives established for revenue growth, free cash flow and earnings per share; and second, the individual executive's performance against other specific management objectives, such as improving customer satisfaction, increasing the use of Six Sigma processes and driving learning and digitization strategies. Financial objectives were given greater weight than other management objectives in determining bonus payments. The types and relative importance of specific financial and other business objectives varied among Honeywell's executives depending on their positions and the particular operations or functions for which they were responsible.

    Long Term Incentive Compensation. The principal purpose of the long-term incentive compensation program is to encourage Honeywell's executives to enhance the value of Honeywell and, hence, the price of the Common Stock and the shareowners' return. The long-term incentive component of the compensation system (through extended vesting) is also designed to create an incentive for the individual to remain with Honeywell.

    The long-term, equity-based compensation program consists primarily of stock option grants that vest over a multi-year period. Honeywell periodically grants new awards to provide continuing incentives for future performance. Like the annual bonus, award levels are set with regard to competitive considerations, and each individual's actual award is based upon the individual's performance, potential for increased responsibility and contributions, leadership ability and commitment to Honeywell's strategic efforts.

    In addition to stock options, awards of restricted units, each of which entitles the holder to one share of Common Stock on vesting, may be made on a select basis to individual executives in order to enhance the incentive for them to remain with Honeywell. These units vest over an extended period of up to five years.

    Shortly following the decision of the European Union prohibiting the proposed merger of Honeywell International Inc. and General Electric in July 2001, the Committee approved grants of stock options and restricted units grants to executive officers and approximately 6,100 other employees at all levels of the organization. The timing of these grants was designed to reaffirm the confidence placed in executives and to emphasize the value they provide to the Company during periods of change. Also, these awards were intended to replace the annual grant for 2001 that would have typically been made in the first quarter.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In determining the compensation of the Chief Executive Officer, the Committee considers three factors: the absolute and relative performance of the business (particularly in determining bonus awards); the market for such positions (in establishing total compensation levels); and Honeywell's compensation strategy (in determining the mix of pay components).

    In general, Honeywell's strategy is to emphasize linkage to shareowner returns through a predominant emphasis on stock options in the total compensation mix.

    The Board of Directors asked Mr. Bossidy to return to the role of Chairman and Chief Executive Officer of Honeywell International Inc. on July 3, 2001 to lead the company out of the difficult situation resulting from the failed combination with GE. In addition to addressing other key issues, Mr. Bossidy led the recruitment of his successor and on February 19, 2002, Mr. Cote was named President and Chief Executive Officer of Honeywell International Inc. Mr. Cote is slated to assume the role of Chairman and Chief Executive Officer for Honeywell International Inc. upon Mr. Bossidy's retirement on June 30, 2002.

    Mr. Bossidy's actual salary for 2001 was $992,308. Consistent with Mr. Bossidy's employment agreement covering his return to Honeywell and based on Honeywell's financial performance in terms of revenue growth, earnings per share growth and free cash flow, and his initiatives restoring the company to a sound footing, Mr. Bossidy received an annual incentive payment of $1,000,000 for 2001. This incentive payment was consistent with Mr. Bossidy's employment agreement and his achievement of performance standards set by the Board.

    Mr. Bossidy also received a grant in July of 2001 of 500,000 stock options. These options become 100% exercisable on July 1, 2002.

    Mr. Bonsignore's salary and bonus were determined in accordance with his employment agreement and his early retirement agreement.

    Mr. Cote entered into an employment agreement with Honeywell International that provides for his employment as President and Chief Executive Officer through June 30, 2002 and Chairman and Chief Executive Officer effective
July 1, 2002 through June 30, 2007. During the term of the agreement, Mr. Cote will have an annual salary of at least $1,500,000 and an annual bonus target of at least 125 percent of his base salary. Mr. Cote was granted 2,202,200 stock options and 770,000 restricted units on his start date. He also received a cash payment of $2,700,000, the amount due him under the bonus plan of his prior employer, but not paid by that employer.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    Robert P. Luciano (Chair)
    Hans W. Becherer
    Gordon M. Bethune
    Bruce Karatz
    Ivan G. Seidenberg
    John R. Stafford

                           SUMMARY COMPENSATION TABLE

    The following table provides a summary of cash and non-cash compensation with respect to Honeywell's two Chief Executive Officers during 2001 and the other four most highly compensated officers of Honeywell during 2001.

                                      ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                      -------------------                        ----------------------
                                                                          AWARDS                        PAYOUTS
                                                                          ------                        -------
          NAME AND                                                RESTRICTED        OPTIONS       LTIP         ALL OTHER
     PRINCIPAL POSITION       YEAR  SALARY($)     BONUS($)    STOCK UNITS($)(1)    (SHARES)    PAYOUTS($)   COMPENSATION(2)
     ------------------       ----  ---------     --------    -----------------    --------    ----------   ---------------
Lawrence A. Bossidy(3)        2001  $  992,308   $1,000,000         --               500,000       --         $   211,171
 Chairman of the Board        2000     500,000       --             --                --           --              60,002
 and Chief Executive Officer  1999   2,000,000    5,000,000         --                --           --           1,383,697

Michael R. Bonsignore(4)      2001     761,538      571,154         --                --           --          15,352,455
 Chairman of the Board        2000   1,500,000      975,000         --                --           --             356,551
 and Chief Executive Officer  1999   1,087,817    2,000,000      $22,781,250       1,781,249   $2,565,000       1,039,122

Robert D. Johnson             2001     575,529      425,000         --               250,000       --              88,121
 President and Chief          2000     550,000      400,000         --                --        1,187,840          58,913
 Executive Officer Aerospace  1999     370,833      625,000        1,882,500         400,000       --              36,469

Peter M. Kreindler            2001     495,000      310,000         --               200,000       --             452,060
 Sr. Vice President and       2000     480,000      275,000         --               250,000       --             209,625
 General Counsel              1999     462,500      640,000        1,098,125         333,000       --             386,986

Richard F. Wallman            2001     510,000      275,000         --               200,000       --             364,104
 Sr. Vice President and       2000     480,000      235,000         --               437,500       --             211,042
 Chief Financial Officer      1999     455,833      590,000        1,098,125         333,000       --             352,478

Dr. Barry C. Johnson(5)       2001     500,000      270,000         --               100,000       --             189,112
 Sr. Vice President and       2000     226,923      110,500        1,051,875         280,000       --            --
 Chief Technology Officer

---------

(1) The total number of units held and their value as of December 31, 2001 were as follows: Mr. Bossidy, 150,000 ($5,073,000); Mr. R. Johnson, 30,000
    ($1,014,600); Mr. Kreindler, 17,500 ($591,850); Mr. Wallman, 17,500
    ($591,850); and Dr. B. Johnson, 30,000 ($1,014,600). Common stock dividend equivalents are payable on each unit. One third of the restricted units for Mr. R. Johnson, Mr. Kreindler and Mr. Wallman will vest on April 1, 2003 if Honeywell achieves specified operating margin targets and two thirds will vest upon their death or total disability or upon a change of control. Mr. Bonsignore's restricted units were forfeited upon his retirement, and 15,000 of Dr. B. Johnson's restricted units were forfeited upon his retirement.

(2) Amounts shown for 2001 consist of matching contributions made by Honeywell under the Savings Plan and Supplemental Savings Plan: for Mr. Bossidy, $79,385; Mr. Bonsignore, $427,846; Mr. R. Johnson, $46,336; Mr. Kreindler, $39,600; Mr. Wallman, $36,877 and Dr. B. Johnson, $9,231; the value of life insurance premiums: for Mr. Bossidy, $9,628; Mr. Bonsignore, $83,542;
    Mr. R. Johnson, $16,147 and Mr. Kreindler, $13,781; above-market interest earned on deferred compensation: for Mr. Bossidy, $65,454; Mr. Bonsignore, $32,914; Mr. R. Johnson, $424; Mr. Kreindler, $161,235; Mr. Wallman, $183,655 and Dr. B. Johnson, $4,915; management incentive awards: for Mr. Kreindler, $200,000 and Mr. Wallman, $100,000; a special cash recognition award: for Mr. R. Johnson, $25,000; a special stock recognition award: for Dr. B. Johnson, $23,305; a cash retention payment: for Dr. B. Johnson, $80,000; a Supplemental Executive Retirement Plan enhancement: for
    Mr. Bonsignore, $5,225,000; a severance payment: for Mr. Bonsignore, $9,000,000; forgiveness of interest on a tax loan: for Mr. Bonsignore, $349,161; the value of perquisites: for Mr. Bossidy, $56,704 which includes a $25,000 cash flexible perquisite payment and $29,641 for the value of personal use of company-provided aircraft; Mr. Bonsignore, $219,375 which includes $85,440 for administrative services in retirement, $48,234 for tax gross-up of the administrative services and $42,124 for the value of personal use of company-provided aircraft; and Dr. B. Johnson, $57,685 which includes a $50,000 cash flexible perquisite payment.

(3) Mr. Bossidy was rehired on July 3, 2001 and is expected to retire on June 30, 2002.

(4) Mr. Bonsignore retired on July 3, 2001.

(5) Dr. B. Johnson retired on April 12, 2002 pursuant to the Severance Plan for Senior Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The stock options included in the following table were all granted with an exercise price equal to 100 percent of the fair market value of the common stock on the date of grant.

                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS
                                       UNDERLYING    GRANTED TO     EXERCISE                  GRANT DATE
                                        OPTIONS     EMPLOYEES IN      PRICE      EXPIRATION    PRESENT
      NAME                             GRANTED(#)   FISCAL YEAR      ($/SH)         DATE       VALUE(1)
      ----                             ----------   -----------      ------         ----       --------
L. A. Bossidy........................    500,000(2)      3%         $36.2700      07/15/06    $6,910,000
M. R. Bonsignore.....................       --           --            --            --           --
R. D. Johnson........................    250,000(3)      2%          36.2700      07/15/11     3,455,000
P. M. Kreindler......................    200,000(3)      1%          36.2700      07/15/11     2,764,000
R. F. Wallman........................    200,000(3)      1%          36.2700      07/15/11     2,764,000
Dr. B. C. Johnson....................    100,000(3)      1%          36.2700      07/15/11     1,382,000

---------

(1) Options are valued using a Black-Scholes option pricing model which assumes a historic five-year average volatility of 40.8 percent, the average dividend yield for the three years ended December 31, 2001 (1.5 percent), a
    5.2 percent risk-free rate of return (based on the five-year U.S. Treasury note yield on the date of grant), and an expected option life of 5.0 years based on past experience. No adjustments are made for non-transferability or risk of forfeiture. Options will have no actual value unless, and then only to the extent that, the common stock price appreciates from the grant date to the exercise date. If the grant date present values are realized, total shareowner value will have appreciated by approximately $11.3 billion, and the value of the granted options reflected in the table will be less than
    0.15 percent of the total shareowner appreciation.

(2) Vests 100 percent on July 1, 2002.

(3) Vests 40 percent on January 1, 2002 and 30 percent on each of January 1, 2003 and 2004.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                         YEAR AND FY-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SHARES                      OPTIONS AT YEAR-END(#)            AT YEAR-END($)
                               ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   -----------   -----------   -------------   -----------   -------------
L. A. Bossidy(1).............    220,000     $7,108,552     1,500,000       500,000         --             --
M. R. Bonsignore(2)..........    207,792      5,470,594     1,883,194        --             --             --
R. D. Johnson................     12,000        162,360       150,000       590,000         --             --
P. M. Kreindler..............     --             --           240,000       723,000         --          $1,530,000
R. F. Wallman................     --             --           364,000       820,500       $416,500       1,402,500
Dr. B. C. Johnson............     --             --            92,000       288,000         --             --

---------

(1) The table reflects options exercised prior to Mr. Bossidy's return to Honeywell on July 3, 2001.

(2) Upon his retirement, Mr. Bonsignore forfeited 500,000 unexercisable options.

                               PERFORMANCE GRAPH

    The following graph compares the five-year cumulative total return on our Common Stock to the total returns on the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified) Index. The annual changes for the five-year period shown in the graph are based on the assumption that $100 had been invested in Honeywell stock and each index on December 31, 1996 and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter.

                           CUMULATIVE TOTAL RETURN
        Based upon an initial investment of $100 on December 31, 1996 with dividends reinvested

                        1997    1998    1999    2000    2001
                        ----    ----    ----    ----    ----
Honeywell                117     136     179     150     109
S&P 500'r'               133     171     208     189     166
S&P'r' Manufacturing
(Diversified) Index      119     138     170     202     199

                    EMPLOYMENT AND TERMINATION ARRANGEMENTS

    Mr. Bossidy's employment agreement provides for his employment as Chairman and Chief Executive Officer through June 30, 2002. During the term of the agreement, Mr. Bossidy will have an annual salary of at least $2,000,000 and will have an annual target bonus equal to 100 percent of base salary. If his employment is terminated prior to the expiration of his agreement, Honeywell will continue to provide Mr. Bossidy with compensation, benefits, and other compensation arrangements for the balance of the outstanding term.

    Mr. Cote's employment agreement provides for his employment as President and Chief Executive Officer through June 30, 2002 and Chairman and Chief Executive Officer effective July 1, 2002 through June 30, 2007. During the term of the agreement Mr. Cote will have an annual salary of at least $1,500,000 and an annual target bonus equal to 125 percent of his base salary. If his employment is terminated prior to the expiration of his agreement, Honeywell will continue to provide Mr. Cote with compensation, benefits, and other compensation arrangements for the balance of the outstanding term.

    Mr. Bonsignore's employment agreement provided for his employment as Chairman and Chief Executive Officer through December 31, 2004. During the term of the agreement, Mr. Bonsignore was entitled to receive an annual salary of at least $1,500,000 and an annual target bonus equal to 100 percent of base salary. Under the terms of his agreement, he was entitled to a severance payment of three times his annual salary and bonus upon his retirement in July 2001.

    Under the Severance Plan for Senior Executives, the current executive officers named in the Summary Compensation Table would be entitled to payments equivalent to base salary and annual incentive bonus (and continuation of certain benefits, such as group life and medical insurance coverage) for a period of 36 months if their employment is terminated other than for 'gross cause' (which includes fraud and criminal conduct). The payments would be made in a lump sum following a change in control. The Severance Plan for Senior Executives provides for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by Honeywell.

                              RETIREMENT BENEFITS

    The following table illustrates the estimated annual pension benefits which would be provided on retirement at age 65 under Honeywell's retirement program and an unfunded supplemental retirement plan, after applicable deductions for Social Security benefits, to salaried employees having specified average annual remuneration and years of service.

                                            PENSION TABLE
                                            -------------
  AVERAGE                             YEARS OF CREDITED SERVICE
   ANNUAL      -----------------------------------------------------------------------
REMUNERATION      5          10          15           20        25 - 30         35
------------      -          --          --           --        -------         --
 $  800,000    $ 68,204   $148,204   $  228,204   $  308,204   $  388,204   $  415,086
  1,000,000      88,204    188,204      288,204      388,204      488,204      520,086
  1,200,000     108,204    228,204      348,204      468,204      588,204      625,086
  1,400,000     128,204    268,204      408,204      548,204      688,204      730,086
  2,000,000     188,204    388,204      588,204      788,204      988,204    1,045,086
  4,000,000     388,204    788,204    1,188,204    1,588,204    1,988,204    2,095,086

    The benefit amounts shown in the Pension Table are computed on a straight life annuity basis. At January 1, 2002, the following individuals had the indicated number of years of credited service for pension purposes:
Mr. Bossidy, 9; Mr. Bonsignore, 31; Mr. R. Johnson, 7; Mr. Kreindler, 10;
Mr. Wallman, 6; and Dr. B. Johnson, 2.

    The amounts in the Salary and Bonus columns of the Summary Compensation Table for 2001 would be included in computing remuneration for pension purposes as well as any payroll based reward and recognition awards. Average annual remuneration under the retirement program is calculated based on the highest paid 60 consecutive months of an employee's last 120 months of employment.

    Under their employment agreements, Messrs. Bossidy, Cote and Bonsignore are entitled to receive during their lifetimes, commencing on retirement, Honeywell facilities and services comparable to those provided prior to their retirement, and a retirement benefit equivalent to 60 percent of final average compensation (based on their highest three years of salary and bonus) payable annually for life. Benefits under the agreements will be reduced by any retirement benefits payable under Honeywell's retirement and supplemental retirement plans, and under certain circumstances, benefits payable under retirement plans of former employers. Mr. Bonsignore's early retirement agreement increases his retirement benefit to 70 percent of final average compensation.

    Dr. B. Johnson is covered by a pension arrangement that provides an age 60 retirement benefit of $36,139, payable annually for life, to complement the benefit from his former employer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with certain tax planning for Honeywell, we secured supplemental retirement payments for three executives by funding them through an escrow arrangement. By securing the payments, the executive's tax liability was accelerated. We loaned each executive an amount equal to the related withholding tax obligation at the time the payments were secured. The loans bear interest at

5.53 percent compounded semiannually and are due December 31, 2004. At
December 31, 2001, the amount of loans outstanding totaled $3,089,590, of which $1,635,200 was loaned to Mr. Bonsignore, $765,450 to Mr. Wallman and $688,940 to Dr. B. Johnson. Mr. Bonsignore's and Dr. B. Johnson's loans have been repaid.

                              SHAREOWNER PROPOSALS

    Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated, the Board of Directors does not support these proposals.

                     ITEM 3 -- SHAREOWNER VOTING PROVISIONS

    This proposal has been submitted by Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas 77406-1209 (the owner of 1,292 shares of Common Stock).

    RESOLVED: ENACT THE 2001 SHAREHOLDER RESOLUTION ADOPTED BY 60.76%* OF
SHAREHOLDERS: RETURN TO SIMPLE MAJORITY VOTE. Shareholders request that Honeywell International delete all requirements for more than a 51%-majority vote. This includes Honeywell's monumental 80%-supermajority requirement.

                        WHY RETURN TO SIMPLE MAJORITY VOTE?

 Reinstating simple majority vote is particularly important to hold Honeywell International's management accountable. The past year's operations have shown that Honeywell will require greater scrutiny by shareholders and directors.

 The Council of Institutional Investors believes that super-majority rules are not in the best interest of shareholders, and has asked Honeywell to state how the majority vote received for last year's proposal will be evaluated.

 The Honeywell International super-majority provision means that if the vast majority of shareholders (but less than an overwhelming 80%) vote to change key rules, management can ignore the majority.

 On its first attempt at Honeywell, this resolution achieved an outstanding 58.81%* approval at the 2000 shareholder meeting. Shareholders do not benefit when directors are entrenched by an 80%-vote requirement.

 Management and the board continue to argue that simple majority voting is not in the best interest of shareholders. It is unlikely that 60.76%* of shareholders would vote against their own best interest by favoring this proposal last year. Directors are questioning the judgment of the same shareholders who put them into office.

 Last year, Honeywell again hired one of the largest law firms in the United States in its attempt to kill this proposal. Fortunately, their argument did not stick with the SEC and shareholders were allowed to vote on the issue.

    Free shareholders from this restrictive burden. Vote yes to return balloting to a simple majority vote. Please note that abstentions will count as a vote against this proposal.

    Success builds upon success and your favorable vote will help build on the 60.76%* approval rate established last year.

                           RETURN TO SIMPLE MAJORITY VOTE
                                    YES ON 3

                              -------------------

---------
*percent of yes/no votes cast.

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Most proposals submitted to a vote of Honeywell's shareowners, whether by management or the shareowners, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Upon our incorporation in 1985, however, our shareowners approved a Certificate of Incorporation and By-laws that contained provisions requiring the vote of 80% of the outstanding shares for certain actions. These limited provisions relate to the elimination of the classified Board of Directors, removal of directors, the calling of special meetings of shareowners and the requirement that shareowner action be taken at a meeting.

    These special voting provisions of our Certificate of Incorporation and By-laws are intended to provide protection for all shareowners against self-interested actions by one or a few large shareowners. In fact, last year's voting results illustrate the vastly different view taken on this topic by our smaller shareowners versus our larger shareowners. Last year a large majority of our registered shareowners actually voted against this proposal. Of the 34,579 registered shareowners who voted on the proposal, only 8,777, or about 25%, voted in favor of it. The proposal received a majority of total votes cast because on average the shareowners voting in favor held much larger positions in our stock than the shareowners voting against. Under the law, the Board has a fiduciary duty to act in a manner it believes to be in the best interest of Honeywell and all of the shareowners. In this case, a large majority of our shareowners appears to agree with the Board that the current voting provisions are in their best interest. Moreover, under our Certificate of Incorporation and By-laws, adoption of the proposal requires the affirmative vote of the holders of 80% of our outstanding shares. Last year the owners of only 43.48% of our outstanding shares voted for this proposal, so its support among our shareowners falls far short of what would be required to effect a change.

    Voting provisions similar to ours are included in the governing documents of many public corporations. They are intended to encourage a person making an unsolicited bid for Honeywell to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareowners, large and small. Without such provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of Honeywell without negotiating with the Board to achieve the best results for the other shareowners.

    Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. As noted above, only 43.48% of our outstanding shares were voted in favor of this proposal last year. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such amendments, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of Honeywell and all of its shareowners.

    The Board disagrees with many of the 'supporting statements' contained in this proposal.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                       ITEM 4 -- SHAREOWNER RIGHTS PLANS

    This proposal has been submitted by Bartlett Naylor, 1255 North Buchanan, Arlington, Virginia 22205 (the owner of 187 shares of Common Stock).

    Resolved: That shareholders urge that the board of directors will solicit shareholder approval for any 'shareholder rights' plan that might be adopted, and that if this approval is not granted in the form of a majority of shares voted, then any rights plan be redeemed.

    Supporting Statement Shareholder rights plans, sometimes called 'poison pills,' may be adopted by boards at any time. Our company might redeem a pill, adopt another, and redeem that one, three separate moves, between the time this resolution is filed and the time of the annual meeting in the spring. Yet I believe shareholders frequently oppose pills when they are asked in a vote. This resolution merely urges the board to secure shareholder approval if and when a pill is put in place by the board. The case of Fleming Companies, Inc. and its unpopular pill should serve as a cautionary tale to any board that believes its will supplants shareholder interest. Broadly, the poison pill has come to signify management insulation.

    The debacle of Enron commands shareholders to take greater interest in oversight of management. Corporate law can frustrate that oversight. Indeed, shareholders are rarely afforded an opportunity to select between board candidates (as only one slate is voted on), or between auditors (as only one is proposed). Moreover, even when shareholders propose resolutions and those resolutions secure a majority of those voting, boards often choose not to abide by this majority. Such is the case with Honeywell, where this resolution was approved by shareholders at the last annual meeting. But by voting for this resolution, shareholders can declare our intent on keeping a close watch. And should our board honor a majority vote and adopt a policy that any shareholder rights plan would be ratified by a shareholder vote, our board could demonstrate a commitment to insure the greatest management care for shareholders.

                              -------------------

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Honeywell does not now have a 'shareholder rights' plan, and has no current intention to adopt one. The Board believes that it will be able to best maximize shareowner value if it retains the ability to adopt a plan in the future, if warranted in its judgment, to preserve and protect shareowner interests. The proponent suggests that rights plans stand between management and shareowners. To the contrary, the Board of Directors has a fiduciary duty to and is committed to act in the best interests of Honeywell and its shareowners. This duty applies to all actions, including any future adoption of a rights plan. The Board believes that it would be contrary to law for it to redeem a rights plan if the Board does not believe that such redemption would be in the best interest of Honeywell and the shareowners.

    The economic benefits of a shareholder rights plan to stockholders have been validated in several studies. A study published in November 1997 by Georgeson & Company found that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans,
(2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, evidence suggests that rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power of the Board resulting in higher value for stockholders.

    The Board believes it is important that it retain the flexibility to adopt a rights plan without having to conduct a shareholder vote in order to maintain the plan. A rights plan is designed to improve the Board's ability to protect and advance the interests of Honeywell and all of its shareowners. It enhances the ability of the Board to negotiate with potential acquirors and discourages coercive takeover tactics that would operate to the detriment of our shareowners. A requirement that we seek shareholder approval for any rights plan could seriously weaken the Board's negotiating position in a hostile situation and leave it less able to protect shareowner interests. We believe that adoption of the proposal would not be in the best interest of our shareowners.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                   ITEM 5 -- LIMIT AUDITORS TO AUDITING ONLY

    This proposal is submitted by June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, New York 14127 (the owners of 247 shares of Common Stock).

    Shareholders request that our Board adopt a policy or bylaw that the Company's independent accountant/audit firm will provide only audit services to the Company and not provide any other services. This exclusion of other services can apply to a spin-off of the audit firm at the discretion of our board.

    This proposal is patterned on the 2002 proposal submitted to Walt Disney Company (DIS) by United Association S&P 500 Index Fund. Disney attempted to exclude the Index Fund proposal from shareholder vote. However, Disney was unable to obtain regulatory concurrence from the Securities and Exchange Commission. The SEC cited:

        (1) Widespread public debate concerning the impact of non-audit services on auditor independence.

        (2) The increasing recognition that the independence of auditors raises significant policy issues.

    Disney then adopted a key part of this proposal:

    With the Enron scandal still in full bloom, Walt Disney reiterated its new policy of no longer retaining its auditors for consulting services or other non-audit functions.
        Daily News, Los Angeles, Calif., Feb. 20, 2002

    Disney Chairman Michael Eisner said, 'In the current world, it's become more important than ever to make sure our shareholders -- and the market as a whole -- have full confidence in our financial reports, including the integrity of the auditing process.'

    The nation's biggest companies paid far more money than previously estimated to their independent auditing firms for non-audit services in 2000. This renews questions about whether such fees create conflicts of interest for audit firms. At issue: How objective can an audit firm be when it is also making millions of dollars providing non-audit services.
        Wall Street Journal, April 10, 2001

    The Wall Street Journal reported that of the 307 S&P 500 companies it surveyed, non-audit service fees averaged nearly 3-times as big as audit fees.

    According to the Honeywell 2001 proxy our company paid $32 million to PricewaterhouseCoopers (PwC) -- yet only $5 million was for auditing. Our company paid approximately the same amount to its auditors for non-audit work as Enron did. The current PwC non-audit fees are on page 11 of this publication.

    Leading institutional investors urged auditors to not accept non-audit fees. The California Public Employees' Retirement System's (CalPERS) General Counsel, Kayla J. Gillan, said: The SEC should draw a bright-line test: no non-audit services to an audit client. TIAA-CREF's Chairman John H. Biggs wrote:
' . . . independent public audit firms should not be the auditors of any company for which they simultaneously provide other services.'

    It is respectfully submitted that it would be in shareholders' best interest to adopt a policy or bylaw that henceforth the Company's independent auditors provide only audit services to the Company.

                        LIMIT AUDITORS TO AUDITING ONLY
                                    YES ON 5

                              -------------------

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Honeywell appreciates the importance of auditor independence to shareowner confidence in the integrity of our accounting and financial reporting system. For that reason, the Audit Committee of our Board of Directors monitors the amount and nature of the non-audit services performed by our independent auditors, as well as the safeguards that have been put in place to assure auditor independence. Our Audit Committee, which is composed entirely of independent directors, has the responsibility for oversight of the audit process and the operational and financial integrity of our operations throughout the year.

    The aggregate fees charged to Honeywell for non-audit services in 2000 by our independent auditors, PricewaterhouseCoopers (PwC), were atypically high because of one-time tax compliance and refund work that year. The total fees of $27.8 million for non-audit services in 2000 included $7.7 million attributable to this non-recurring project, which was an adjunct to their comparable ongoing tax work on our behalf. Excluding this project, Honeywell had non-audit fees of $20.1 million in 2000, comparable to our non-audit fees in 2001 of $17.6 million.

    The non-audit projects for which we engage PwC include employee benefit plan audits, tax compliance and planning services, financial statement audit services for divested businesses, acquisition audit-related due diligence, and statutory audits of foreign legal entities. The vast majority of these services are not traditional consulting services. Such services are essentially audit in nature or closely related to the audit area, even though they are defined as non-audit services under SEC guidelines. Honeywell benefits from the efficient use of resources when information and experience developed during the audit process can be leveraged in these related activities. Our Audit Committee has reviewed the nature of these services, and is satisfied they do not compromise auditor independence.

    In addition, the Audit Committee has a policy that Honeywell not engage PwC for any traditional consulting services without prior notice to the Committee. Our fees to PwC for traditional consulting services have been relatively minor. For example, in both 2000 and 2001 we did not engage PwC to provide any financial information systems design and implementation services at all.

    We believe it is important to retain the discretion to determine the best allocation of work among accounting (and other) firms and, when and where it does not compromise independence and is efficient and cost effective to do so, to select our independent auditor to perform certain services. The Proposal's suggested total prohibition of non-audit services would severely constrain our ability to access the public capital markets and to divest businesses in the normal course of executing our portfolio strategy. SEC registration services and divestiture audit services, which can be performed efficiently only by our independent accountants, would be precluded under the proposal.

    In addition to the Audit Committee's oversight of the audit and non-audit services provided by PwC and auditor independence generally, Honeywell has internal safeguards to monitor and manage both the audit and non-audit services provided by PwC. These safeguards are designed to protect against independence conflicts and are regularly reviewed by the Audit Committee. PwC also has various internal safeguards in respect of its engagements for Honeywell, and confirms its independence in writing each year to the Audit Committee. In addition to these internal procedures, we annually seek shareowner ratification of our selection of independent auditors.

    The relationship between Honeywell and its external auditor is already one of independence. An absolute prohibition against the independent auditor providing non-audit services is not necessary to achieve this goal and would, in fact, be counterproductive.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                               OTHER INFORMATION

SHAREOWNER PROPOSALS FOR 2003 ANNUAL MEETING

     In order for a shareowner proposal to be considered for inclusion in Honeywell International's proxy statement for the 2003 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at the Company's offices a reasonable time before Honeywell begins to print and mail its proxy materials. The Company has set the deadline for receipt of such proposals as the close of business on November 29, 2002. Proposals submitted thereafter will be opposed as not timely filed.

     If a shareowner intends to present a proposal for consideration at the 2003 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal on or before January 28, 2003. Otherwise the proposal will be considered untimely under Honeywell's By-laws. In addition, Honeywell's proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

    Any shareowner who wishes to submit a shareowner proposal, should send it to the Vice President and Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

DIRECTOR NOMINATIONS

    Honeywell's By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Secretary of Honeywell in writing not more than 60 days and not less than 30 days prior to the meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Secretary of Honeywell at the address set forth above.

EXPENSES OF SOLICITATION

    Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2001 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

                                          By Order of the Board of Directors,

                                          Victor P. Patrick
                                          Vice President and Secretary

June 14, 2002

                     DIRECTIONS TO HONEYWELL'S HEADQUARTERS
                    101 COLUMBIA ROAD, MORRIS TOWNSHIP, N.J.


                                     [MAP]


 FROM RTE. 80 (EAST OR WEST) AND RTE. 287 SOUTH:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East -- Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

 FROM RTE. 287 NORTH:
Take Rte. 287 North to Exit 37 (Rte. 24 East -- Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

 FROM NEWARK INTERNATIONAL AIRPORT:
Take Rte. 78 West to Rte. 24 West (Springfield -- Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

                                   Appendix I


                         Annual Meeting of Shareowners
                               101 Columbia Road
                          Morris Township, New Jersey

                                 July 29, 2002
                                   10:00 A.M.

                                You May Vote by
                     the Internet, by Telephone or by Mail
                       (see instructions on reverse side)

                            Electronic Distribution

If you would like to receive future Honeywell proxy statements and annual reports electronically, please visit http://www.investpower.com. Next, click on "Enroll to receive mailings via e-mail" to enroll. Please refer to the company number and account number on top of the reverse side of this card.

                             YOUR VOTE IS IMPORTANT

                                 CALL TOLL-FREE
                            IT'S FAST AND CONVENIENT

                                 1-800-PROXIES

                                     PROXY

                                   HONEYWELL

    This Proxy is Solicited on Behalf of the Board of Directors of Honeywell
                               International Inc.

                 Annual Meeting of Shareowners - July 29, 2002

     The undersigned hereby appoints David M. Cote, Peter M. Kreindler and Victor P. Patrick as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on July 29, 2002, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

     Your vote on the election of Directors and the other prosposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Marshall N. Carter, David M. Cote, Robert P. Luciano, John R. Stafford and Michael W. Wright.

     IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3 THROUGH 5.

  Please date and sign your Proxy on the reverse side and return it promptly.

                        ANNUAL MEETING OF SHAREOWNERS OF

                                   HONEYWELL

                                 July 29, 2002

Co. #_____________                                        Acct. #_____________

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
                                           ___________________________________

YOUR CONTROL NUMBER IS                     ___________________________________

 The Internet and telephone voting facilities will close at 9:00 a.m. E.D.T. on
                                 July 29, 2002.

                Please Detach and Mail in the Envelope Provided

      Please mark your
A [X] votes as in this
      example.

                        FOR all nominees            Withhold
                         listed at right            Authority
                           (except as             to vote for all   A vote "FOR" Proposal 1 is recommended
                          marked to the              nominees       by the Board of Directors.
                         contrary below)          listed at right

1. Election of                [ ]                     [ ]               Nominees:
   Directors:                                                                   Marshall N. Carter
                                                                                David M. Cote
                                                                                Robert P. Luciano
                                                                                John R. Stafford
                                                                                Michael W. Wright

(INSTRUCTION: To WITHHOLD AUTHORITY to vote for any individual nominee(s), write that nominee's name on the line below:

______________________________________________________

A vote "FOR" Proposal 2 is recommended by the Board of Directors.

2. Appointment of Independent Accountants.      FOR    AGAINST    ABSTAIN

                                                [ ]      [ ]        [ ]

A vote "AGAINST" Shareowner Proposals 3
through 5 is recommended by the Board of Directors.

3. Shareowner voting provisions.                FOR    AGAINST    ABSTAIN

                                                [ ]      [ ]        [ ]

4. Shareowner rights plans.                     FOR    AGAINST    ABSTAIN

                                                [ ]      [ ]        [ ]

5. Limiting auditors to auditing only.          FOR    AGAINST    ABSTAIN

                                                [ ]      [ ]        [ ]

PLEASE SIGN AND RETURN THE CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.


                To change your address,     [ ]  I plan to attend the    [ ]
                please mark this box.            annual meeting.

                I do not wish to receive    [ ]  To include any          [ ]
                future annual reports for        comments please
                this account.                    mark this box.


SIGNATURE ____________________________________  Date: ____________

SIGNATURE ____________________________________  Date: ____________

NOTE: (Executors, Administrators, etc., should give full title.)

                                  Appendix II

                          Annual Meeting of Shareowners
                                101 Columbia Road
                           Morris Township, New Jersey

                                  July 29, 2002
                                   10:00 A.M.

                                 You May Vote by
                      the Internet, by Telephone or by Mail
                       (see instructions on reverse side)

                                 Pursuant to the
                     Honeywell Savings and Ownership Plan I
                     Honeywell Savings and Ownership Plan II
                       Vericor Power Systems Savings Plan
                                       and

        Honeywell Truck Brake Systems Company Savings Plan (the "Plans")

                             YOUR VOTE IS IMPORTANT

                                 CALL TOLL-FREE
                            IT'S FAST AND CONVENIENT
                                  1-800-PROXIES

                                      PROXY

                                   HONEYWELL

         This Proxy is Solicited on Behalf of the Board of Directors of
                          Honeywell International Inc.
                  Annual Meeting of Shareowners - July 29, 2002

      The undersigned hereby appoints David M. Cote, Peter M. Kreindler and Victor P. Patrick as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on July 29, 2002, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

         Your vote on the election of Directors and the other prosposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Marshall N. Carter, David M. Cote, Robert
P. Luciano, John R. Stafford and Michael W. Wright.

      IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3 THROUGH 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO INSTRUCTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH INSTRUCTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLANS.

         Please date and sign your Proxy on the reverse side and return it promptly.

                        ANNUAL MEETING OF SHAREOWNERS OF

                                    HONEYWELL
                                  July 29, 2002

Co. #_____________                                Acct.# ______________________

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

                                   |----------------------------------|
YOUR CONTROL NUMBER IS             |                                  |
                                   |                                  |
                                   |----------------------------------|

The Internet and telephone voting facilities will close at 5:00 p.m. E.D.T. on July 25, 2002.



                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

      Please mark your
A [X] votes as in this
      example.

                        FOR all nominees            Withhold
                         listed at right            Authority
                           (except as             to vote for all   A vote "FOR" Proposal 1 is recommended
                          marked to the              nominees       by the Board of Directors.
                         contrary below)          listed at right

1. Election of                [ ]                     [ ]               Nominees:
   Directors:                                                                   Marshall N. Carter
                                                                                David M. Cote
                                                                                Robert P. Luciano
                                                                                John R. Stafford
                                                                                Michael W. Wright

(INSTRUCTION: To WITHHOLD AUTHORITY to vote for any individual nominee(s), write that nominee's name on the line below:

---------------------------------------------------


A vote "FOR" Proposal 2 is recommended
by the Board of Directors.


                                                    FOR   AGAINST   ABSTAIN
2. Appointment of Independent Accountants.          [ ]     [ ]       [ ]

A vote "AGAINST" Shareowner Proposals 3
through 5 is recommended by the Board of Directors.

                                                    FOR   AGAINST   ABSTAIN
3. Shareowner voting provisions.                    [ ]     [ ]       [ ]

                                                    FOR   AGAINST   ABSTAIN
4. Shareowner rights plans.                         [ ]     [ ]       [ ]

                                                    FOR   AGAINST   ABSTAIN
5. Limiting auditors to auditing only.              [ ]     [ ]       [ ]

PLEASE SIGN AND RETURN THE CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

To change your address,                         I plan to attend the
please mark this box.       [ ]                 annual meeting.          [ ]




I do not wish to receive                        To include any
future annual reports for   [ ]                 comments please          [ ]
this account.                                   mark this box.


SIGNATURE _______________________________ Date: __________

SIGNATURE _______________________________ Date: __________

NOTE: (Executors, Administrators, etc., should give full title.)

--------------------------------------------------------------------------------

                                  Appendix III


                                                                [Honeywell Logo]
-------------------------------------------------------------------------------
DAVID M. COTE                             Honeywell
President, Chief Executive Officer        P.O. Box 3000
and Chairman-Elect                        Morristown, NJ 07962-2496

                                                                 June 14, 2002

    Dear Savings Plan Participant:

    As Honeywell's Annual Meeting of Shareowners approaches, we find ourselves on the path to recovery and strengthened performance, while still facing the challenges of an uncertain economy. One key element of our recovery plan is a commitment to maintaining the continuity of the core processes we use to meet our financial commitments, set our strategies and develop our people. In addition, we have launched five initiatives to ensure clear focus on the most critical factors for our success: Growth, Productivity, Cash, People and our Enablers: Six Sigma and Digitization.

    I urge you to exercise your right to direct the Savings Plan Trustee how to vote on the proposals to be considered at this meeting. The proposals, along with the recommendations of the Board of Directors, are described in the enclosed proxy statement. As a Savings Plan participant, you have the right, under the Plan, to direct the Trustee how to vote the Honeywell shares attributable to your Savings Plan account. When the Trustee votes the proxy for the plans, the Trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants.

    A card for your confidential voting direction is enclosed. If you prefer, you can also direct your vote via the Internet or by telephone. Simply follow the instructions on the proxy voting direction card. However, if you direct your vote by the Internet or by telephone, do not return your proxy voting direction card by mail. If you own Honeywell shares other than through the Savings Plans, you will receive separate voting instructions for those shares.

    On behalf of Honeywell, our leadership and employees worldwide, I thank you for your continued commitment to our company. Working together, we will ensure Honeywell's future as a high-performance growth company that delivers results for our customers and shareowners every day.



                                          Sincerely,

                                          DAVID M. COTE

                                          DAVID M. COTE
                                          President, Chief Executive Officer
                                          and Chairman-Elect



                          STATEMENT OF DIFFERENCES
                          ------------------------

 The registered trademark symbol shall be expressed as.................. 'r'